Exhibit 6.6

PROMISSORY NOTE/LOAN AGREEMENT

LENDER:	Compeer Financial, FLCA	NOTE DATE:	May 01, 2019
	2600 Jenny Wren Trail	MATURITY DATE:	May 01, 2049
	Sun Prairie, WI 53590	LOAN AMOUNT:	$2,500,000.00
TYPE OF LOAN:	Revolving Line of Credit (RLOC)
TYPE OF INTEREST RATE:	Adjustable Rate LIBOR Based	STATED INTEREST RATE:	4.9928%

On the first day of each month the Interest Rate shall be adjusted by adding a margin of 2.5000 percentage points to the index. This margin shall remain in effect until May 01, 2020, at which time Lender may change the margin at its discretion, and Lender may continue to change the margin at successive intervals of 1 year(s) each thereafter.

LOAN PAYMENTS:

Equal payments (with interest-only first payment): An accrued interest payment is due on May 01, 2024. Thereafter, both principal and interest are payable in 24 installments of $177,253.16 each, beginning on May 01, 2025 and Annually thereafter, and a final installment of the unpaid principal and interest on the Maturity Date.

DRAFT PROGRAM:

Not applicable.

COLLATERAL: Payment of the loan is secured by:

The mortgage(s) or deed(s) of trust dated the same as this agreement, conveying real estate in the county or counties of Iroquois and Shelby, Illinois.

DEFAULT ADD-ON RATE:

2.0000% will be added to the interest rate that would otherwise be in effect for this loan if Borrower defaults as explained in the Additional Provisions.

FOR VALUE RECEIVED, the undersigned Borrower, whether one or more, jointly and severally promise to pay to the order of the Lender at its office shown above on or before the Maturity Date the principal sum equal to the Loan Amount together with interest thereon from dates of disbursement until paid pursuant to the Lender's Individual Loan Pricing Program (the "Program"), as provided in the Additional Provisions. Borrower grants to the Lender, as security for the payment of this loan and, if applicable, the other Obligations, as defined in the Additional Provisions, a present security interest or lien in the property described above and, if applicable, the other Collateral, as defined in the Additional Provisions.

Borrower acknowledges receipt of: a) pertaining to the Lender or the Lender's parent association, as applicable, the most recent annual report and most recent quarterly report, if more recent than the annual report; a copy of the Notice to Borrowers concerning investment, which includes a description of the terms and conditions under which equity is issued; capitalization bylaws and b) an Effective Interest Rate and Disclosure, a Truth in Lending Disclosure Statement, or a Closing Disclosure, as applicable.

THIS AGREEMENT INCLUDES THE PROVISIONS IN THE "PROMISSORY NOTE/LOAN AGREEMENT -ADDITIONAL PROVISIONS" AND THE PROVISIONS IN THE "ADDENDUM TO PROMISSORY NOTE/LOAN AGREEMENT"

An electronic reproduction of this fully-executed document shall be as valid as the original.

Iroquois Valley Farms LLC, an Illinois limited liability company

By: /s/ David Miller

David E. Miller, Chief Executive Officer

ADDENDUM TO PROMISSORY NOTE/LOAN AGREEMENT

Date: May 01, 2019

Loan Number: 7837398500

This Addendum is a part of, and contains additional terms and conditions for, a Promissory Note/Loan Agreement ("Note") dated May 01, 2019 in the principal sum of $2,500,000.00, evidencing a loan extended by Compeer Financial, FLCA ("Lender") to Borrower. Unless waived in writing by the Lender, until all liabilities of the Borrower under this loan have been paid and satisfied in full, the Borrower covenants and agrees as follows:

1.     INTEREST ONLY PAYMENTS: In addition to the regular installments provided in the Note, the Borrower shall make 5 interest only payment(s) beginning on the first day of May, 2020 and Annually thereafter.

2.     REAL ESTATE LOAN WITH REVOLVING PERIOD:

A. Revolving Line of Credit with Obligatory Future Advances: The Lender has bound itself to disburse principal of the loan evidenced by the Note (the "Loan") at various times at Borrower's request, subject to the terms of this addendum. Notwithstanding the foregoing, the Lender shall not be obligated to make any disbursement of the Loan unless (i) the Lender shall have first received from the Borrowers a Request for Advance, in the Lender's then-standard form, signed by the Borrowers, (ii) at the time of the disbursement, the Borrowers satisfy the Minimum Financial Ratios (hereinafter defined), (iii) at the time of the disbursement, the Outstanding Advances (hereinafter defined), after the disbursement, will not exceed the Maximum Loan Amount (hereinafter defined), and (iv) no Terminating Condition (hereinafter defined) has occurred or, with the passage of time or the giving of notice or both, will occur. Additionally, the Lender shall have the right to refuse to make any disbursement in an amount less than $500.

B. Revolving Period Termination Date: As used in this addendum and in the Note, the term "Revolving Period Termination Date" means the earlier of (1) May 1, 2024 or (2) the date on which Lender elects to terminate the revolving period pursuant to subparagraph (D) below.

C. Revolving Period: During the period commencing on the date of the Note and ending on the Revolving Period Termination Date, the Loan shall be a Revolving Line of Credit. During this time (the "Revolving Period"), repayments of principal reinstate the loan commitment, subject to the terms of this addendum. Repayment of the indebtedness in full prior to the Revolving Period Termination Date shall not terminate this agreement, unless Borrowers cancel this agreement and request the Lender to issue its written release of the mortgage(s) securing the indebtedness.

D. Termination or Suspension of Revolving Period: At any time after the occurrence of any one or more of the following events (the "Terminating Conditions"), the Lender may elect to suspend disbursements under the Loan or terminate the Revolving Period or both (with such rights being in addition to, and not in lieu of, any other rights which the Lender may have under the Note or any other loan document or both, including without limitation the right to declare an Event of Default and/or to accelerate the Loan): (i) all or part of the real estate securing the loan was sold or transferred; (ii) any part of the real estate security has been released at the request of any Borrower or any building or other improvement on the real estate security has suffered a casualty loss; (iii) the real estate security is the subject of or has been taken by an eminent domain proceeding; (iv)Borrowers have otherwise breached the terms of the Loan; (v) the validity of the Lender's mortgage(s) securing the Loan has been challenged in any court proceeding; (vi) any mortgage or other lien in favor of the United States or its agencies has attached to the real estate security; (vii) any Borrower dies, is dissolved, declares insolvency, is declared insolvent, or is the subject of any proceeding under any bankruptcy or insolvency law; (viii) any Borrower is the subject of any proceeding which impairs or threatens to impair such Borrower's legal capacity to incur liability for or secure the payment of additional indebtedness; (ix) The Lender reasonably believes that the Borrowers will be unable to make the payments required by the loan as they come due because of a material change in any Borrower's financial circumstances; (x) The Lender has been notified by any governmental authority, such as the Farm Credit Administration, that continued advances may jeopardize the Lender's solvency and constitute an unsafe and unsound business practice; or (xi) The Borrowers fail to satisfy the Minimum Financial Ratios.

E. Reinstatement of Obligation during the Revolving Period: After the Lender has suspended disbursements pursuant to its rights under subparagraph (D) above, the Lender may, in its sole discretion, waive any of the Terminating Conditions if it determines that continuation of its obligation to make future advances will not adversely affect its rights or the rights of others and may impose such conditions to its waiver as it deems necessary or appropriate to preserve such rights. A waiver of a Terminating Condition will reinstate all of the terms and conditions of this addendum, and after the waiver of the Terminating Condition the Lender's obligation will continue as if the Terminating Condition had never occurred. The Borrower's acceptance of a disbursement after a Terminating Condition and notice of the Lender's waiver will constitute acceptance of the reinstatement of such obligation.

F. Loan Amount After the Revolving Period: From and after 12:01 a.m., in Sun Prairie, Wisconsin on the Revolving Period Termination Date, the Note shall be deemed to have been amended as follows: (1) the "Loan Amount" shall be deemed to have been amended to mean a sum equal to the outstanding balance of the Loan on the Revolving Period Termination Date, (2) the "Commitment Amount" shall be deemed to have been amended to mean a sum equal to the outstanding balance of the Loan on the Revolving Period Termination Date, and (3) the "Type of Loan" as shown on the face of the Note, shall be amended to be a "Mortgage Loan."

G. Segmented Loan Pricing Option: If, during the Revolving Period, Borrowers and the Lender agree to lock-in an interest rate on a segment of the loan under the Lender's then existing segmented loan program, the amount of principal repaid under the segment will ratably reinstate the loan commitment, subject to the terms of this addendum, effective as of the month following the repayment. Interest rate segments and conversions shall be subject to the Lenders then-existing program parameters and fee schedule.

H. Maximum Loan Amount: As used in this addendum, the term "Maximum Loan Amount" means, at any time, an amount equal to 60.00 percent of the fair market value of the real estate that serves as collateral for the Loan. Notwithstanding anything to the contrary in the Note, the aggregate principal amount of all advances under the Note outstanding at any time may not exceed the lesser of the Loan Amount and the Maximum Loan Amount. If the aggregate principal amount of all advances under the Note at any time (the "Outstanding Advances") exceeds the Maximum Loan Amount, then within 10 days of the Lender's demand (made at any time and on one or more occasions) the Borrowers (whether one or more) shall either (i) repay the Loan in an amount sufficient to reduce the Outstanding Advances to an amount equal to or less than the Maximum Loan Amount or (ii) execute, in favor of the Lender, and deliver to the Lender a mortgage providing the Lender with a first lien on other real estate collateral acceptable to the Lender in its sole discretion such that the Maximum Loan Amount plus the value assigned by the Lender, in its sole but reasonable discretion, to such additional collateral equals or exceeds the Outstanding Advances .

I. Title Search Fee: Upon the Lender's request at any time and on one or more occasions, Borrower shall reimburse Lender for all of Lender's reasonable and out-of-pocket costs and expenses in obtaining real estate title and lien searches on the personal or real property securing the Loan. Lender may obtain these searches from any title insurance agent selected by the Lender in its sole discretion, including a title insurance agency owned by, affiliated with, or operated by the Lender. In such event, Borrower shall pay to the Lender the title insurance agency's then-current rates for similar title and lien searches in the geographic area where the personal or real property securing the Loan is located, even if this rate exceeds the Lender's actual out-of-pocket costs.

3.     MINIMUM FINANCIAL RATIOS- OPTION B- FULL TIME FARMER; As used in this addendum, the term "Minimum Financial Ratios" means (i) a Working Capital divided by Adjusted Gross Income percentage of not less than 15% and (ii) Ownership Equity of not less than 50.00%. As used in this paragraph, the term "Working Capital divided by Adjusted Gross Income percentage", means the current assets of each of the Borrowers, collectively (if there is more than one Borrower), less the current liabilities of each of the Borrowers, collectively (if there is more than one Borrower), dived by the adjusted gross income of each of the Borrowers, collectively (if there is more than one Borrower), each to be determined in accordance with generally accepted accounting principles, consistently applied, or on such other basis as the Lender may elect in its reasonable discretion from time to time. As used in this paragraph, the term "Ownership Equity" means the total assets less the total liabilities of each of the Borrowers, collectively (if there is more than one Borrower), divided by the total assets of each of the Borrowers, collectively (if there is more than one Borrower), to be determined in accordance with generally accepted accounting principles, consistently applied, or on such other basis as the Lender may elect in its reasonable discretion from time to time.

4.     ANNUAL FINANCIAL STATEMENTS: In addition to the other obligations of the Borrower under the Note, the Borrower (whether one or more) shall provide to the Lender a copy of each Borrower's financial statements as described in this paragraph on or before May 1, 2020, and annually thereafter (or at such other times and with such other frequency as the Lender may request from time to time). These financial statements shall be in any form and shall disclose any information which the Lender may request from time to time in its sole discretion, but shall consist of at least the following (unless the Lender requires otherwise in writing): a balance sheet as of the end of the previous fiscal year of the party described in the statements (or such other party as the Lender may designate from time to time) and a statement of income covering said previous fiscal year, together with appropriate supporting schedules. These financial statements shall be certified by the party described in the statements (or, in the case of a corporation or other legal entity, by such authorized officer, manager, or similar representative of such party as the Lender may require from time to time) and shall be prepared in accordance with generally accepted accounting principles, consistently applied, or on such other basis as the Lender may permit in writing from time to time. Upon the Lender's request, these financial statements shall be combined, consolidated, or consolidating statements, and/or shall describe in the aggregate the operations of the party described in the statements and one or more of the other parties required to provided financial statements pursuant to this paragraph or this addendum, if any.

PROMISSORY NOTE/LOAN AGREEMENT - ADDITIONAL PROVISIONS

Date: May 01, 2019

Loan Number: 7837398500

1.   INDIVIDUAL LOAN PRICING PROGRAM: The Program provides for charging differential interest rates according to loan classes determined by criteria adopted by the Lender from time to time, such as type of loan, purpose, amount, quality, funding costs, operating costs, servicing costs, and competitive interest rates. There are separate types of loans and interest rates under the Program, each having a different rate of interest, and the loans within each class are assigned to an interest rate category. It is possible that the particular rate for each class of loan may differ among such geographical areas as may be designated from time to time. In the event that Borrower defaults under the terms or conditions of any promissory note, membership agreement, mortgage or other security document, or any amendatory agreement to any of these, the Lender at its option may adjust this loan to any less favorable interest rate category then offered or maintained by Lender for loans of this type. The higher interest rate shall become effective immediately upon placement of this loan into the less favorable interest rate category by Lender, and the loan may, at the option of Lender, remain in the less favorable interest rate category for the remaining term of the loan, regardless of whether Borrower later cures the default. Lender shall not place the loan into a less favorable interest rate category unless Lender has first given Borrower written notice of the default, and Borrower fails to cure the default within 60 days after Lender has given the notice. In addition to adjusting the loan to a less favorable interest rate category, Lender may also charge the higher default interest rate described below.

2.  INTEREST RATE: For a(n):

Adjustable Rate LIBOR Based loan, the initial annual rate of interest is equal to the Stated Interest Rate. The index for adjustments is the One Month London Interbank Offered Rate ("One Month LIBOR") reported on the tenth day of the month preceding the interest rate change date by the Wall Street Journal in its daily listing of money rates. If a One Month LIBOR rate is not reported on the tenth day of a month, the One Month LIBOR rate reported on the first business day preceding the tenth day of the month will be used. If this index is no longer available for any reason, is no longer posted through electronic transmission or through a source providing such information, or the Lender determines that the index is unreliable or no longer adequately covers Lender's costs of making loans using this index, Lender will select a replacement index in its sole discretion which is based upon comparable information and may include an interest rate spread or other price adjustment to compensate Lender for costs incurred in making or maintaining the loan.

Interest may be based upon a 360- or 365-day year as the Lender may determine.

3.  ADJUSTABLE OR VARIABLE INTEREST RATES: If the loan has an adjustable or variable interest rate, Borrower will be notified in writing of any change in an interest rate tied to an external index not later than 45 days after the effective date of the change, or if the interest rate is not tied to an external index, not later than 10 days after the effective date of the change, or if this loan is subject to Truth in Lending, not later than the notice period required under the Truth in Lending Act and implementing regulations. Notwithstanding the foregoing or any provision herein to the contrary, in no event shall the interest rate be less than 0.0099% per annum.

4.  DEFAULT RATE OF INTEREST: If Borrower defaults under this document, any unpaid installment of principal or interest shall bear interest from the date of default until the default is cured or maturity of the loan is accelerated by reason of default at a rate equal to the interest rate for this loan that would otherwise be in effect during the period of default plus the Default Add-On Rate per annum (the "default rate"), and the amount of such interest in excess of interest otherwise accruing in the absence of default shall be immediately due and payable. At maturity or upon acceleration of maturity by reason of default, the entire indebtedness including all principal, interest and advancements shall bear interest until paid at the default rate in effect at the time of maturity or acceleration of maturity, as the case may be.

5.   DISBURSEMENTS OF PRINCIPAL: Disbursements of principal may be made at various times at Borrower's request, subject to the provisions of this paragraph. Repayments of principal under a Revolving Line of Credit reinstate the loan commitment, subject to the terms of this document, but the total of the unpaid balance of future advances together with the existing indebtedness hereunder, in the aggregate at any one time outstanding, shall not exceed the Loan Amount; otherwise, repayments of principal do not reinstate the loan commitment, and total disbursements, in the aggregate, shall not exceed the Loan Amount. The Lender may withhold further disbursements if it determines that: (a) the value of the Collateral is insufficient; (b) loan proceeds have been used for purposes not approved by the Lender; (c) loan payments have not been made in accordance with the repayment plan contained in the loan application; or (d) an event has occurred which entitles the Lender to accelerate maturity of the loan. If this loan is a Revolving Line of Credit, Borrower agrees that disbursements shall be requested and used primarily for business, commercial or agricultural purposes and not for personal, family, household or other consumer purposes.

6.  DRAFT PROGRAM AGREEMENT: The Draft Program is not applicable to this loan.

7.  FUNDS HELD PROGRAM: Lender may offer a Funds Held Program ("Program") that allows Borrower to make advance conditional payments on designated loans. Lender reserves the right, in its discretion, to amend or terminate the Program. The following terms and conditions apply to all Program accounts in connection with loans from Lender.

(a)  Subject to Lender's rights to direct the application of payments, an advance payment made to be applied to future maturities on a loan will be placed in a Program account ("Account ") as of the date received. If a special prepayment of principal is desired, Borrower must so specify when an advance payment is made.

(b)  Interest will accrue on funds in the Account at such times and at such rates as per Lender's Program. Lender may change the interest rate or accrual period from time to time without notice. The Program may provide for different interest rates for different categories of loans.

(c)  When a loan installment or other related charge becomes due, funds in the Account for that loan will be automatically applied on the due date toward payment of the installment or related charge. Any accrued interest in the Account will be applied first. If the funds in the Account are not adequate to pay the entire installment or related charge, Borrower must pay the difference by the installment due date.

(d)  Funds received after a loan installment or related charge has been billed will be applied to the installment or related charge due. Funds received in excess of the billed installment amount or related charge will be placed in the Account. Even though no installment or related charge is due, Lender may, at its option, apply funds from the Account without notice to Borrower as follows:

-- Protective Advances . If Borrower fails to pay when due other items Borrower is required to pay pursuant to any loan document, Lender may apply funds in the Account to pay them.

-- Account Ceiling. If the Account balance exceeds the unpaid balance on the loan, Lender may apply the funds in the Account to pay off the loan and will return any excess funds.

-- Transfer of Security. If Borrower sells, assigns, or transfers any interest in any collateral for the loan, Lender may apply the funds in the Account to the remaining loan balance.

-- Deceased Borrowers. If all Borrowers are deceased, Lender may apply the funds in the Account to the remaining loan balance.

-- Termination of Program. If Lender decides to terminate the Program, it may apply all funds in the Account to the remaining loan balance effective on the termination date.

(e)  Lender may, in its discretion, permit Borrower to withdraw funds from the Account in accordance with Lender's Program.

(f)  Neither the advance payments nor the accrued interest in an Account are insured by a governmental agency or instrumentality. If Lender is placed in liquidation, Borrower shall be sent by the receiver such notices as required by FCA regulations then in effect. Such regulations currently provide for advance notice from the receiver that funds in the Account will be applied to the loan and that funds in the Account will not earn interest after the receiver is appointed.

8.  LOAN PAYMENTS: If the loan is payable in installments and the period from the day interest begins to the due date of the first installment is more than the interval between installments, there may be an interest only payment due one installment interval prior to the due date of the first installment, or the interest may be included in the first installment at the option of the Lender, but if such period is less than the interval between installments and principal and interest are payable in equal installments, then the first installment will be decreased by the amount of interest not yet accrued for that installment. The final installment may be more or less than preceding installments, if any, and any periodic adjustments to the interest rate will result in corresponding changes in the amount of installments, if the loan is payable in installments, or the amount due at maturity. The Borrower may make advance payments in any amount and at any time without penalty. Prepayments shall, at the option of the Lender, (a) be held by the Lender and then applied to installments of principal and interest next scheduled to mature in the order of maturity, (b) be immediately applied to payment of principal then outstanding, resulting in a reamortization of the remaining balance of the loan over the remaining term under the existing payment plan and in a corresponding reduction in the amount of future installments of principal and interest, or (c) be immediately applied to payment of principal then outstanding, with, if an amortized loan, a corresponding reduction in the number of future installments of principal and interest in the inverse order of maturity, thus discharging the loan at an earlier date; provided, in any event, the Lender may, at its option, first apply any such prepayments to the payment of interest accrued to the date of prepayment.

9.  PERSONAL PROPERTY AND FIXTURES: Not applicable to this loan.

10.  FINANCIAL RECORDS: The Borrower agrees to maintain complete and accurate financial books and records for Borrower's business, permit access by the

Lender and to provide periodic financial information as requested by Lender in a form acceptable to Lender.

11.  PAYMENTS BY LENDER: The Lender is authorized but not obligated to pay the following items and charge them to the loan with interest at the rate or rates then applicable to this loan:

(a)  amounts required to pay prior liens on the Collateral;

(b)  the cost of insurance carried by the Borrower in connection with this Loan or any financially related service offered by or through the Lender;

(c)  appraisal and title evidence costs, recording and filing fees, and similar items;

(d)  amounts required for the Borrower to acquire and maintain stock or participation certificates in the Lender or the Lender's parent association, as applicable; and

(e)  any accrued interest hereunder that is not paid when due;

(f)  any fees or charges assessed in connection with any loan, loan servicing action, or other service, including optional financial services provided by or through Lender;

(g)  any letters of credit issued for or on behalf of Borrower;

(h)  any sums Lender determines necessary to protect Lender's interest in any Collateral security pursuant to this Note or any other loan document; and

(i)  any items or charges necessary to close the loan.

12.  EVENTS OF DEFAULT: Each of the following constitutes a default by Borrower under this document:

(a)  the failure to perform any warranty or agreement contained in this document or in any instrument securing payment of this loan or related to this loan;

(b)  default under any other promissory note executed by the Borrower, or any one or more of them, and payable to the Lender (except any promissory note executed solely by one or more rural homeowners, as that term is defined in 12 C.F.R. § 613.3030);

(c)  default under any lease executed by the Borrower, or any one or more of them, under which the Lender is the Lessor, and, ii shall also be an event of default under this document if an event of default occurs on any other loan or lease that any Borrower has with either the Lender's parent association or any subsidiaries of the Lender's parent association;

(d)  any statement or report furnished by the Borrower to the Lender is false in any material respect;

(e)  any Borrower provides false, misleading or incomplete information to Lender for the purpose of influencing the decision(s) of Lender;

(f)  any Borrower engages in any unlawful activity;

(g)  any Collateral is lost, stolen, substantially damaged, destroyed, or, without the Lender's consent, sold or encumbered;

(h)  any Borrower or guarantor dies, is dissolved, or the commencement of any proceeding by or against any Borrower or guarantor under the provisions of any bankruptcy or insolvency laws;

(i)  the Lender, in good faith, deems itself insecure or determines that the prospect of payment of this loan or the prospect of performance of this or any other instrument securing this loan or relating to it is impaired;

0) the use of loan proceeds for purposes not approved by the Lender; or

(k) any provision of any of the loan documents shall for any reason cease to be legal, valid and binding on Borrower or any guarantor, or Borrower or any guarantor state so in writing.

13.   LENDER'S REMEDIES: Lender, in addition to other rights provided in this document or by law or agreement, may do any one or more of the following if Borrower defaults under this document:

(a)  declare this loan and any or all other loans to Borrower or any one or more of them (except any loan extended solely to one or more rural homeowners, as that term is defined in 12 C.F.R. § 613.3030) immediately due and payable;

(b)  require Borrower to reimburse the Lender for expenses incurred by the Lender in protecting or enforcing its rights under this document, regardless of whether Collateral is involved, including without limitation reasonable attorney's fees and legal expenses when permitted by law;

(c)  as to Collateral which is personal property or fixtures, exercise all the remedies of a secured party under the Uniform Commercial Code including without limitation:

(1) without notice to the Borrower or judicial process peaceably enter upon any premises where the Collateral is located, take possession of ii and remove ii from the premises;

(2) require the Borrower to assemble the Collateral and make it available to the Lender at a place designated by Lender which is reasonably convenient to both parties;

(3) use and occupy the Borrower's premises to care for livestock collateral;

(4) appoint a receiver to marshal, preserve and manage the Collateral until judgment is obtained;

(5)  care for and harvest the crops and dispose of them at private sale (al Borrower's expense) since crops are perishable and may decline speedily in value; and

(6)  after deduction of expenses, the Lender may apply the proceeds of disposition to the Obligations as defined in security agreement(s) in effect between the Borrower and the Lender in the order and amounts the Lender elects.

(d)  reduce or modify the loan commitment amount or modify the terms and conditions upon which Lender may be willing to consider making advances.

Except in connection with a loan primarily made for the personal, household or family purposes of the Borrower, Lender may obtain the appointment of a receiver [including a general receiver if permitted by applicable law], to take possession of all collateral of the Borrower, including, but not limited to, all real property and personal property, and all facilities, fixtures and equipment leased, occupied or used by the Borrower. Borrower hereby irrevocably consents to the appointment of such receiver and agrees to cooperate and assist any such receiver as reasonably requested to facilitate the transfer of possession of the collateral to such receiver and to provide receiver access to all books, records, information and documents as requested by such receiver.

14.  ASSIGNMENT OF LOAN: The Lender may not assign or otherwise transfer this loan to any party other than AgriBank, FCB and its successors (the "Bank"), whether absolutely or as collateral security and whether in the ordinary course of business or otherwise, without the express written consent of the Bank. If this loan is assigned or otherwise transferred to the Bank or another institution chartered pursuant to the provisions of the Farm Credit Act of 1971, as amended, ("Act") the interest rate hereunder may be established by such institution in accordance with the provisions of this document. If this loan is assigned or transferred to a party not chartered under the Act, notwithstanding any contrary provision in this document, in the absence of maturity or acceleration, the following apply:

(a)  If this is a Variable Rate loan or an Adjustable Rate Operating RLOC, adjustments in the interest rate will be made only on the dates occurring at successive intervals of one year each after the first day of the month and year of such assignment based upon an index and margin. The index will be the weekly average yield on United States Treasury securities, as made available by the Federal Reserve Board, adjusted to a constant maturity of one year.

(b)  If this is an Adjustable Rate Capital RLOC or Adjustable Rate IT loan, the interest rate will continue to be adjusted on the dates and intervals described therein based upon an index and margin. The index will be the same as for a Variable Rate Loan, except it will be adjusted to a constant maturity of a length equal to the length of the interval between adjustments specified above (if U.S. Treasury yield figures are not available for this length, the U.S. Treasury yield figures which are available for the closest length of time which is shorter than the interval between adjustments will be used).

(c)  For interest rate adjustments under (a) and (b), the margin will be the amount by which the interest rate in effect for this loan at the time of the assignment, in the absence of default, exceeds the index that would have been effective for the date that this interest rate was established for this loan (the last previous repricing date). The new interest rate will be calculated by adding the margin to the applicable current index and rounding the total to the nearest one-eighth of one percent, subject however, to the provision herein for a higher default rate. The current index will be the most recent index available as of 45 days before the date the interest rate is to be adjusted. If the applicable index is not available, the Lender will select a new index which is based upon comparable information. The interest rate shall never exceed the rate permitted by applicable law.

(d)  If this is an Adjustable Rate Prime Rate Based loan, the margin that is used for interest rate adjustments shall remain fixed for the remaining term of the loan at the margin amount that is in effect at the time of the assignment.

15.  WAIVER: The Borrower and other parties to this transaction (except the Lender), and each of them, whether principal, surety, guarantor, endorser, or other party, agree to be jointly and severally bound and, further, waive demand, protest, and notice of demand, protest, or nonpayment, and agree that the liability of each shall be unconditional without regard to the liability of any other party and shall not be affected by any indulgence, extension or extensions of time, renewal, waiver, release of any party or of any Collateral, or other modifications granted or consented to by the Lender. The rights and powers granted to the Lender hereunder shall not, nor shall any provision hereof, be waived except in writing signed by the Lender, and the provisions hereof shall not be modified, limited, or waived by any prior or subsequent course of dealing between the parties or between the Borrower and third parties or by any usage of trade. To the extent the Bank gives or has given value to the Lender in reliance hereon, either by way of loan or discount, the Borrower hereby waives any and all other defenses or right of offset which the Borrower or any of them may or might have against the Lender when this document is held by the Bank, its collateral custodian, or the successors or assigns of either.

16.   APPOINTMENT OF AGENT: Each Borrower hereby appoints each of the other Borrowers as agent for the purposes of this loan and, if applicable, the Obligations and agrees that loan funds, dividends, stock retirement proceeds, and other distributions may be disbursed to or by order of any one or more of them, as the Lender may elect. This appointment shall continue until written notice of termination is received by the Lender.

17.  ASSOCIATION MEMBERSHIP: Borrower agrees to purchase and maintain stock or participation certificates ("Stock") in the Lender or the Lender's parent association, as applicable, in amounts as may be required from time to time under the Capital Plan adopted by the Board of Directors pursuant to applicable Bylaws or under the policies or procedures of the Lender or the Lender's parent association, as applicable (such Bylaws, policies, or procedures, the "Capitalization Policy."). Borrower authorizes and directs the Lender to, without further authorization or direction from any Borrower, retain from any stock retirement proceeds paid to Borrower any amounts required to purchase participation certificates in the Lender or the Lender's parent association, as applicable, and to retain from any participation certificate retirement proceeds paid to Borrower any amounts required to purchase stock in the Lender or the Lender's parent association, as applicable, and to make such purchases on behalf of any one or more Borrower to the extent required by the Capitalization Policy and then distribute the net proceeds (if any) to any one or more Borrower, as the Lender may elect. Borrower grants to Lender a first priority security interest in and to all Stock now owned or hereafter acquired by Borrower as additional collateral for the obligations of Borrower to Lender. As more particularly described in the Lender's Bylaws, Borrower agrees that Lender shall have the right of set-off against all Stock in the event of a default by Borrower on any obligation of Borrower to Compeer Financial.

18.   REPORTING: Lender, its agents, successors and assigns may report Borrower's name and information regarding this loan and all of Borrower's past and future loans to credit reporting agencies.

19.  LENDER'S RIGHT TO INSURE COLLATERAL: Unless you (the Borrower) provide us (the Lender) with evidence of the insurance coverage required by your agreement with us, we may purchase insurance at your expense to protect our interests in your Collateral. This insurance may, but need not, protect your interests. The coverage that we purchase may not pay any claim that you make or any claim that is made against you in connection with the Collateral. You may later cancel any insurance purchased by us, but only after providing us with evidence that you have obtained insurance as required by our agreement. If we purchase insurance for the Collateral, you will be responsible for the costs of that insurance, including interest and any other charges we may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to your total outstanding balance or obligation. The costs of the insurance may be more than the cost of insurance you may be able to obtain on your own.

20.   POWER OF ATTORNEY: Borrower hereby irrevocably appoints the Lender as Borrower's attorney-in-fact to act for the Borrower with full authority in the place and name of the Borrower to take any action and to execute an instrument which the Lender may deem advisable to accomplish the purposes of this Agreement, including authority:

(a) to endorse, collect, sue for, compromise, and receive any drafts, instruments, documents, or moneys due in connection with the Collateral;

(b)  to file any claims or take any action or institute any proceedings which the Lender may deem desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Lender with respect to any of the Collateral;

(c)  to disburse funds including paying insurance premiums, taxes, liens, and other costs of preserving the Collateral; and

(d)  to establish, determine priority of, perfect, continue as perfected, preserve, enforce, or terminate the Lender's rights and interests under this Agreement. The Lender may charge its expenses of doing so to any of the Obligations and the Borrower shall pay them upon demand with interest from the date each expense is incurred at the rate in effect on the date each expense is incurred on the applicable Obligation.

21.  AUTHORIZATION FOR ACCESS TO INFORMATION: Borrower acknowledges and agrees that the verification or reverification of any information, whether contained in the Borrower's loan application or in any other manner supplied by the Borrower to the Lender in connection therewith, may be made at any time by the Lender, its agents, successors, or assigns, either directly or through a credit reporting agency, from any source whether named in the Borrower's loan application or otherwise provided to the Lender by the Borrower.

22.  BORROWER'S PRIVACY DISCLOSURE: Your privacy is important to us. We want you to know that we hold your financial and other personal information in strict confidence. Since 1972, Farm Credit Administration regulations have forbidden the directors and employees of Farm Credit institutions from disclosing personal borrower information to others without your consent. We do not sell or trade our customers' personal information to marketing companies or information brokers. FCA rules allow us to disclose customer information to others only in these situations:

- We may give it to another Farm Credit institution that you do business with.

- We can be a credit reference for you with other lenders and provide information to a credit bureau or other consumer reporting agency.

- We can provide information in certain types of legal or law enforcement proceedings.

- FCA examiners may review loan files during regular examinations of our association.

- If one of our employees applies to become a licensed real estate appraiser, we may give copies of real estate appraisal reports to the State agency that licenses appraisers when required. We will first remove as much personal information from the appraisal report as possible.

As a member/owner of this institution, your privacy and the security of your personal information are vital to our continued ability to serve your ongoing credit needs.

23.  UNAUTHORIZED DISPOSITIONS AND FALSE STATEMENTS: Borrower understands that it is a federal crime punishable by fine, imprisonment, or both to knowingly make any false statements in the Borrower's loan application as applicable under the provisions of Title 18, United States Code, Section 1014. Borrower also understands that any unauthorized disposition of Collateral or the making of any false statement or report to the Lender in connection with a loan could result in civil and criminal consequences to the Borrower as applicable under the provisions of Title 18, United States Code, Sections 658 and 1014.

24.  PARTIES BOUND: Each person signing the Note, other than the Lender, is a Borrower. The Obligations of all Borrowers are joint and several and all Borrowers hereby acknowledge receipt of all proceeds of the Loan. This Agreement benefits the Lender, its successors, and assigns. This Agreement shall bind the Borrowers, the Borrowers' heirs, personal representatives, successors, and assigns, and all persons and parties who become bound as a Borrower under this Agreement.

25.  FEES CHARGED: Lender has authority to charge and Borrower agrees to pay any reasonable fees and costs charged by Lender to amend the terms of this Loan. Borrower gives Lender authority to advance such fees and costs and charge them to the loan. If Borrower does not immediately repay such advance, interest at the default rate shall begin to accrue on the amount advanced. The absence of express authority in this Promissory Note/Loan Agreement to charge a specific fee or cost to Borrower shall not be construed as a prohibition on the charging of such fees or costs.

26.  CONSENT TO ELECTRONIC COMMUNICATIONS: The terms of this paragraph shall not apply to transactions through which Borrower will obtain products or services which are used primarily for personal, family or household purposes. Borrower agrees that any "Communications" (as defined herein) directed to any one or more of the Borrowers by or on behalf of Lender or any of its affiliates or agents (as applicable, a "Communicator") may be provided in electronic form or transmitted by electronic means. As used herein, "Communication" means all notices, disclosures, documents and other communications given by or on behalf of a Communicator including, without limitation, all shareholder communications and any disclosures, notices, or communications relating to any transaction between any Borrower and Lender, but expressly excluding any notice required by law to be provided in paper form. Borrower acknowledges that electronic Communications entails risks (including the risk of interception by a third party) and hereby releases Lender and each Communicator from all liability relating to the electronic provision or transmission of Communications. Borrower agrees to provide Lender upon request with the e-mail address or addresses of Borrower and to notify Lender within 10 days of any change in e-mail address or addresses. Any Communication sent by e-mail will be deemed received when sent to the last e-mail address or addresses of any one or more of the Borrowers known by Lender. Any Communication digitally published by a Communicator on an internet website will be deemed received by Borrower when a Communicator has both published the Communication and notified Borrower that the Communication has been published. Transmission of any document as an "electronic record" containing Borrower's "electronic signature," as those terms are defined in applicable federal or state laws, or facsimile transmission of any document containing a facsimile of Borrower's signature, shall be as effective, enforceable and valid as if a paper version of such document were delivered containing such original written signature. Such document constitutes an original document for legal purposes. At any time, Borrower may request a paper copy of any record made available to Borrower electronically. Any Borrower may revoke the consent to receive electronic Communications contained in this paragraph by sending thirty (30) days prior written notice of such revocation, signed by all of the Borrowers, to Lender by certified mail, return receipt requested.

27.   NOTICES: Except as required by statute or regulation, all Communications to Borrower provided for under the Promissory Note/Loan Agreement will have been duly given and will be effective on the earliest of the following dates if addressed to the last address known by the Lender of any one or more of the Borrowers: (a) when personally delivered to any Borrower; (b) the first business day after being delivered prepaid (or pursuant to an invoice arrangement) to a reputable overnight courier service; (c) three business days after being deposited in the mail; or (d) the day sent by e-mail or other electronic means as provided in Section 27.

28.   MISCELLANEOUS: The Borrower agrees to deliver upon the request of the Lender such additional or corrected documents, drafts or instruments as the Lender may deem necessary at any time.

29.   GOVERNING LAW: This Agreement shall be governed by, and construed in accordance with, federal laws to the extent applicable, and otherwise by the laws of the State of Wisconsin, except to the extent that the law of any other jurisdiction applies as to the perfection or enforcement of Lender's security interest in or lien on any property.

30.   MODIFICATION: No modification of this document or any related document shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

31.   LEGAL AUTHORITY/COMPLIANCE WITH LAWS: If Borrower, or any of them, is a legal entity, (1) Borrower is, and shall continue to be, duly organized, validly existing and/or legally qualified to do business under the laws of the states in which Borrower operates, in compliance with federal, state and local laws or regulations, and has legal authority in such states to conduct business operations and to own agricultural real estate; and, no change has been made in the name, ownership, control, relationship, legal status, or organizational and/or formation documents of Borrower since the lime any such information was last provided to Lender.

32.   NOMINATING COMMITTEE AND BOARD MEMBERSHIP. The Lender's Bylaws limit membership on the Lender's Nominating Committee and Board of Directors to Borrowers who reside or farm in the Lender's territory.

33.   LEGAL FEES, COSTS, AND EXPENSES. If Lender engages an attorney or other professionals, or if Lender is required to respond to a subpoena, participate in a deposition, or testify at a court or other proceeding, in connection with this Promissory Note/Loan Agreement or in connection with any obligation of any one or more Borrower to Lender or service provided to any one or more Borrower by Lender, Borrower shall pay to Lender all attorneys or other professional fees incurred, a reasonable hourly rate for time spent by Lender staff in responding to a subpoena or preparing for and appearing at a deposition, hearing or trial, court costs and other expenses as allowed by applicable law. All such fees and expenses shall be immediately due and payable upon demand and, if not paid within 30 days thereafter, will bear interest at the maximum legal rate of interest permitted under applicable law.

34.  RIGHT OF SET OFF. Without prejudice to any other right or remedy it has or may have, and to the fullest extent permitted by law, Lender may immediately set off or recoup any liability it, or one of its affiliates, owes to any one or more Borrower, however held, against any liability for which any one or more Borrower is liable to Lender or one of its affiliates, whether liability is matured or unmatured, or arises under this Agreement. Notice may, but is not required to, be given to Borrower, and Borrower hereby expressly waives the right to notice of set off.

35.   SEVERABILITY. If any provision of this Promissory Note/Loan Agreement is illegal or unenforceable, that provision is severed from this Promissory Note/Loan Agreement, and the other provisions remain in effect only if the essential business and legal provisions are legal and enforceable.

Oral or unexecuted agreements or commitments to loan money, extend credit, or to forbear from enforcing repayment of a debt, including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the credit agreement. To protect you (the Borrower) and us (the Lender) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.